Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	David Zalman
Prosperity Bank Plaza	Chairman and Chief Executive Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	david.zalman@prosperitybankusa.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

ANNOUNCES MANAGEMENT CHANGES

HOUSTON, May 14, 2015. Prosperity Bancshares, Inc.® (NYSE: PB) (“Prosperity”), the parent company of Prosperity Bank® (the “Bank”), is announcing the following management changes that will be effective as of May 15, 2015.

Edward Z. Safady, Chairman of the Bank’s Central Texas Area, will become President of Prosperity and Vice Chairman of the Bank and will join the Executive Committee. Mr. Safady will have primary responsibility for overseeing management of each of the Bank’s areas as well as directing the Bank’s loan growth efforts. Mr. Safady joined the Bank in 2004 after the bank that he served as Chairman, CEO and President of was acquired by Prosperity. “I am thrilled that Eddie has agreed to accept the role of President of Prosperity Bancshares and Vice Chairman of the Bank. We believe that his banking experience combined with his lending knowledge and expertise will help the company’s organic loan growth efforts,” commented David Zalman, Chairman and Chief Executive Officer of Prosperity.

Bob Benter, Chairman of the Bank’s Houston Area, will become President of the Bank and will be appointed as a Director on the Bank’s Board of Directors, and Robert Dowdell, Regional President of the Bank’s Houston Area, will become Executive Vice President of Prosperity and the Bank. Both Mr. Benter and Mr. Dowdell will work with Mr. Safady and the Bank’s area management with loan growth and business development efforts. Mr. Benter has been with the Bank since 1992 and has over 37 years of lending experience in the Houston area. Mr. Dowdell has been with the Bank since 2008 and has over 30 years of lending experience in the Houston area.

Additional changes to be made in the Houston Area are the promotion of Chris Delaup, President of the Houston Area, to Chairman of the Houston Area with the primary responsibility of administration within the Area and the promotion of Randy Reeves, President of the Houston Area, to Chairman of the Houston Area with the primary responsibility of business development for the Area. In addition, Dan Agnew will be promoted to President of the Houston Area. Mr. Agnew previously served as Regional President in the Houston Area.

“Prosperity is very fortunate to have the depth and breadth of experience highlighted above within its organization. These individuals have been, and will continue to be, an important part of our organization and our ability to continue to provide excellent customer service and maximize shareholder value,” commented David Zalman.

Prosperity Bancshares, Inc.®

As of March 31, 2015, Prosperity Bancshares, Inc.®, is a $21.607 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybankusa.com, Retail Brokerage Services, Credit Cards, MasterMoney Debit Cards, 24 hour voice response banking, Trust and Wealth Management, Mortgage Services and Mobile Banking. Prosperity currently operates 244 full service banking locations; 61 in the Houston area including The Woodlands; 30 in the South Texas area including Corpus Christi and Victoria; 36 in the Dallas/Fort Worth area; 22 in the East Texas area; 30 in the Central Texas area including Austin and San Antonio; 34 in the West Texas area including Lubbock, Midland/Odessa and Abilene; 16 in the Bryan/College Station area; 6 in the Central Oklahoma area; and 9 in the Tulsa, Oklahoma area.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by Prosperity’s management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity and its subsidiaries.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements.  These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives.  Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather.  These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares® may be downloaded from the Internet at no charge from http://www.prosperitybankusa.com.